Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Arcadia Resources, Inc.
Southfield, Michigan
We hereby consent to the incorporation by reference use in the Registration Statement of our report dated June 28, 2006, relating to the consolidated financial statements and schedule of Arcadia Resources, Inc., appearing in the Company’s Annual Report on 10-K for the year ended March 31, 2006.

/s/ BDO Seidman
BDO Seidman, LLP
Kalamazoo, MI

October 4, 2006